Exhibit 99.1

National Holdings Corporation Reports Financial Results for the Fiscal 2018 First Quarter

NEW YORK, NY, February 14, 2018 – National Holdings Corporation (NASDAQ: NHLD) (“National” or the “Company”), a leading full service independent brokerage, investment banking, trading and asset management firm providing diverse services including tax preparation, today announced its financial results for the fiscal 2018 first quarter.

Fiscal 2018 First Quarter Financial Highlights:

■	Revenue of $50.1 million, versus $44.6 million for the fiscal first quarter 2017.

■	Investment banking continued to produce excellent results, generating $14.6 million of revenue, versus $9.7 million in the prior year quarter.

■	Investment advisory and commissions revenues improved by $1.9 and $1.1 million respectively.

■	Adjusted EBITDA declined to $.6 million from a strong $2.1 million in the prior year quarter, on significant infrastructure investment.

■	A loss before other expense and income taxes of $.2 million versus comparative profit of $1.6 million in the prior year quarter, again due to infrastructure spending.

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Pre-tax loss of $5.8 million includes a non-operating, non-taxable loss of $5.6 million due to a change in the fair value of the firm’s warrant liability. The warrants were issued in early 2017, as part of the previously announced tender offer closing.

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The current quarter net loss of $8.0 million includes the non-operating, non-taxable $5.6 million loss from the fair value warrant liability change mentioned above, along with a $2.2 million write-off of deferred tax assets due to the reduction in the U.S. Federal Corporate income tax rate to 21%, effective in 2018.

■	Cash and cash equivalents of $31.2 million and no debt as of December 31, 2017 versus $27.9 million as of September 30, 2017.

■	Equity of $31.1 million as of December 31, 2017 was impacted by the change in the fair value of warrants outstanding and the write-off of the deferred tax assets noted above.

Management Commentary

Michael Mullen, Chief Executive Officer of National Holdings Corporation stated, “As we continue to advance our company and strive towards a more streamlined business model, it is fantastic to see continued revenue growth quarter over quarter. The team’s hard work is truly paying off as we have seen positive growth in many of our businesses, especially increased revenue in our investment banking and investment advisory divisions.” Mr. Mullen continued, “Most recently we announced the successful completion of a $75,000,000 private placement and debt refinancing for Marrone Bio Innovations. This deal marks a major step forward for our Agribusiness and expands our institutional investor reach in the agriculture market. We are working towards additional value creation in each sector of our business and are extremely pleased with the progress seen thus far.”

Fiscal 2018 First Quarter Financial Results

National reported first quarter 2018 revenue of $50.1 million, up $5.5 million or 12% over the first quarter of fiscal 2017. Total expenses increased $7.3 million or 17% to $50.3 million in the quarter.

Revenue

Our major revenue categories produced very strong results in the current quarter. The majority of the revenue increase in Q1 2018 was recorded in investment banking, which increased to $14.6 million in the quarter, up $4.9 million, or 50%, on an increasingly diverse mix of business.

Commissions and related revenue increased 3% to $27.9 million. Continuing favorable equity markets and increasing interest in fixed income opportunities drove revenue higher in the quarter.

Investment advisory revenue increased $1.9 million, to $5.3 million, up 58% in the current quarter. Increased focus on this segment of our business combined with high asset values produced a very significant current quarter. Our assets under management continue to grow, adding to our percentage of recurring revenue.

Net dealer inventory gains declined to $.9 million in the current quarter from $2.5 million in the prior year. The uncertainty in fixed income markets due to the new tax reform laws weighed on trading opportunities during the quarter. In addition, a $1.1 million mark down of the firm’s warrant portfolio was recorded during the current quarter.

Tax preparation and accounting revenue declined to $.5 million in the first quarter of 2018, versus $.9 million during the same period in the prior year.

Expenses

Total expenses increased to $50.3 million in the current fiscal quarter, up $7.3 million (17%) over the comparative quarter in fiscal 2017. Variable compensation expenses directly associated with overall revenue generation, and technology and enterprise risk management spending contributed to the majority of the increase.

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Commissions, compensation and fees increased $6.3 million to $43.6 million in the current quarter. The increase in investment banking, commissions, and investment advisory revenue, and therefore compensation expense, contributed to the majority of the increase. As we have previously noted, planned infrastructure spending in technology development and enterprise risk management professionals and the related Incremental employee benefits contributed to the increase.

■	Other administrative expenses increased $.6 million, due to higher provisions for potential arbitration settlements and insurance costs.

■	Licensing and registration increased $.2 million, and professional fees increased $.1 million, mainly due to software licensing and technology consultants in the current quarter.

Earnings

The loss before other expense and income taxes totaled $.2 million versus income of $1.6 million in the prior year quarter. The loss before income taxes, which includes the change in the fair value of the firm’s warrant liability, totaled $5.8 million, versus income of $5.7 million in the prior year quarter. The change in the fair value of the firm’s warrant liability is a market based adjustment that negatively impacted earnings in the current quarter as noted, however positively impacted earnings in the prior year quarter by $4.1 million.

The impact of the re-valuation of the firm’s warrant liability is a non-operating, non-taxable earnings adjustment and should be viewed as such.

The net loss for the current quarter totaled $8.0 million, versus income of $5.1 million in the prior year quarter. In addition to the warrant liability adjustment noted above, a write-off of $2.2 million of the firm’s deferred tax asset was recorded due to the change in the U.S. Federal Corporate Income Tax rate to 21%.

The net loss per share, both basic and fully diluted, was $.65 in the first fiscal quarter of 2018, versus net income per share of $.41 in the comparable 2017 quarter.

Adjusted EBITDA decreased to $.6 million in the current quarter, from $2.1 million in prior year quarter.

Balance Sheet

As of December 31, 2017, National had $31.2 million of cash and cash equivalents, versus $27.9 million as of September 30, 2017. The Company's balance sheet remains debt free.

About National Holdings Corporation

National Holdings Corporation (NASDAQ: NHLD) is a full-service investment banking and asset management firm that, through its affiliates, provides a range of services, including independent retail brokerage and advisory services, investment banking, institutional sales and trading, equity research, financial planning, market making, tax preparation and insurance, to corporations, institutions, high net-worth and retail investors. With over 900 advisors, registered reps, traders, sales associates and corporate staff, National Holdings operates through various subsidiaries including National Securities Corporation, National Asset Management, Inc., National Insurance Corporation, vFinance Investments, Inc., Gilman Ciocia, Inc. and GC Capital Corporation. Formed as a holding company in 1999, National Holdings’ largest subsidiary National Securities Corporation has been in business since 1947. National Holdings is headquartered in New York and Florida. For more information, visit www.nhldcorp.com. Fortress Biotech, Inc. (NASDAQ: FBIO) through its affiliate FBIO Acquisition, Inc., is a majority shareholder of NHLD.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are based on management’s current expectations, estimates, projections, beliefs and assumptions about National Holdings, Inc., its current and prospective portfolio investments, and its industry. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond National Holdings, Inc.’s control, difficult to predict and could cause actual results to differ materially from those expected or forecasted in such forward-looking statements. Actual developments and results are likely to vary materially from these estimates and projections as a result of a number of factors, including those described from time to time in National Holdings, Inc.’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and National undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

CONTACTS:

National Holdings Corporation:
Michael Mullen, Chief Executive Officer
Email: mm@nhldcorp.com
Telephone: +1 212-417-8055

Investor Relations:
Email: ir@nhldcorp.com
Telephone: +1 212 554 4351

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31, 2017 (Unaudited)	September 30, 2017
ASSETS
Cash	$24,318,000	$23,508,000
Restricted cash	1,382,000	1,381,000
Cash deposits with clearing organizations	1,041,000	1,041,000
Securities owned, at fair value	8,110,000	7,102,000
Receivables from broker-dealers and clearing organizations	3,243,000	2,850,000
Forgivable loans receivable	1,534,000	1,616,000
Other receivables, net	4,859,000	5,180,000
Prepaid expenses	2,913,000	2,490,000
Fixed assets, net	2,273,000	2,397,000
Intangible assets, net	5,162,000	4,843,000
Goodwill	5,217,000	5,217,000
Deferred tax asset, net	4,102,000	6,420,000
Other assets, principally refundable deposits	335,000	353,000
Total Assets	$64,489,000	$64,398,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Securities sold, but not yet purchased, at fair value	$—	$151,000
Accrued commissions and payroll payable	10,713,000	10,065,000
Accounts payable and accrued expenses	8,776,000	8,715,000
Deferred clearing and marketing credits	733,000	786,000
Warrants issued	11,194,000	5,597,000
Other	1,952,000	181,000
Total Liabilities	33,368,000	25,495,000

Stockholders’ Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none outstanding	—	—
Common stock $0.02 par value, authorized 75,000,000 shares at December 31, 2017 and September 30, 2017; 12,437,916 shares issued and outstanding at December 31, 2017 and September 30, 2017	248,000	248,000
Additional paid-in-capital	67,213,000	66,955,000
Accumulated deficit	(36,355,000)	(28,315,000)

Total National Holdings Corporation Stockholders’ Equity	31,106,000	38,888,000

Non-Controlling interest	15,000	15,000
Total Stockholders’ Equity	31,121,000	38,903,000

Total Liabilities and Stockholders’ Equity	$64,489,000	$64,398,000

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Month Period Ended December 31,
	2017	2016
Revenues
Commissions	$25,618,000	$24,506,000
Net dealer inventory gains	905,000	2,545,000
Investment banking	14,547,000	9,692,000
Investment advisory	5,333,000	3,385,000
Interest and dividends	631,000	716,000
Transaction fees and clearing services	2,297,000	2,498,000
Tax preparation and accounting	523,000	856,000
Other	226,000	371,000
Total Revenues	50,080,000	44,569,000

Operating Expenses
Commissions, compensation and fees	43,561,000	37,258,000
Clearing fees	743,000	738,000
Communications	760,000	722,000
Occupancy	955,000	1,008,000
License and registration	637,000	405,000
Professional fees	1,393,000	1,263,000
Interest	2,000	4,000
Depreciation and amortization	379,000	295,000
Other administrative expenses	1,826,000	1,230,000
Total Operating Expenses	50,256,000	42,923,000
(Loss) Income before Other Income (Expense) and Income Taxes	(176,000)	1,646,000

Other (Expense) Income
Change in fair value of warrant liability	(5,597,000)	4,092,000
Other income	6,000	—
Total Other (Expense) Income	(5,591,000)	4,092,000
(Loss) Income before Income Taxes	(5,767,000)	5,738,000

Income tax expense	2,273,000	679,000
Net (Loss) Income	$(8,040,000)	$5,059,000

Net (loss) income per share - Basic	$(0.65)	$0.41
Net (loss) income per share - Diluted	$(0.65)	$0.41

Weighted average number of shares outstanding - Basic	12,437,916	12,437,916
Weighted average number of shares outstanding - Diluted	12,437,916	12,438,474

The following table presents a reconciliation of EBITDA, as adjusted, to net income as reported in accordance with generally accepted accounting principles, or GAAP:

	Three Months Ended December 31,
	2017	2016
Net (loss) income, as reported	$(8,040,000)	$5,059,000
Interest expense	2,000	4,000
Income taxes	2,273,000	679,000
Depreciation	169,000	98,000
Amortization	210,000	197,000
EBITDA	(5,386,000)	6,037,000
Non-cash compensation expense	258,000	—
Change in fair value of warrant liability	5,597,000	(4,092,000)
Forgivable loan amortization	160,000	201,000
EBITDA, as adjusted	$629,000	$2,146,000

EBITDA, adjusted for forgivable loan amortization, non-cash compensation expense and other non-recurring items, is a key metric we use in evaluating our business. EBITDA is considered a non-GAAP financial measure as defined by Regulation G, promulgated by the SEC.